Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated May 17, 2016, in this Registration Statement (Form S-6 No. 333-210237) of Smart Trust 243, comprising Smart Trust, NASDAQ International Dividend Achievers Index Trust, Series 8 .

/s/ Grant Thornton LLP

Chicago, Illinois

May 17, 2016